Exhibit 99.1

2007 Third-Quarter Report

December 2007

To Our Shareholders:

Earnings

The Company reported double-digit percentage increases in revenues and earnings for the quarter ending September 30, 2007. These solid results were driven by our Water Activities Segment, which produced operating revenue of $17.0 million, a 27% increase from $13.3 million in the same period of 2006. Income from continuing operations for the segment grew more than 53% to $3.7 million from $2.4 million in 2006 (or to $0.45 per basic common share from $0.29). The strong gains in the Water Activities Segment reflect the impact of the water rate increase that went into effect in January 2007.

For all segments, third-quarter income from continuing operations was $3.9 million, or $0.47 per basic common share. This was an increase of 11% from the 2006 third quarter, when income totaled $3.5 million, or $0.42 per basic share. (It should be noted that in the 2006 quarter, nearly $1 million, or $0.12 per basic share, of the income result had been due to a non-recurring reversal of tax reserves. The reversal was related to the completion of an IRS review of land donations that had resulted in no adjustment to the Company’s tax liabilities.) For the first nine months of 2007, income from continuing operations was $7.2 million, or $0.87 per basic common share. This compares with the $6.2 million, or $0.75 per basic share, reported for the same period of 2006.

Birmingham Utilities – Eastern Operations Acquisition

On November 16, 2007, the Connecticut Department of Public Utility Control approved the Company’s application to acquire the assets of Birmingham Utilities’ water systems in eastern Connecticut. This acquisition should be completed in mid-January 2008. We expect it to add more than 2,300 customers, or a population of about 7,500 people, and contribute approximately $1.3 million in annual revenues.

Electronic Delivery of Shareholder Meeting Materials

We are evaluating the use of electronic delivery of our annual report and proxy statement in lieu of mail delivery. The benefits of electronic delivery may include conserving the environment and reducing your company’s postage and printing costs. Here is how it would work:  Shortly before the Shareholders’ Meeting, shareholders will receive a proxy card or similar notice that includes voting instructions and the web address where shareholder meeting materials can be viewed online. Shareholders will always have the option of requesting paper copies of materials.

Shareholders who are interested in electronic delivery of materials should do the following:

o

If the shareholder is the beneficial owner of shares held by a broker they should contact their broker and request information on Electronic Document Delivery.

o

If the shareholder is the registered owner of their shares they will receive a separate mailing from the Registrar and Transfer Company early in 2008 with an E-consent enrollment form.

On behalf of all the employees here at Connecticut Water, we thank you for your support and look forward to serving you in the years ahead.

Very truly yours,

Eric W. Thornburg

Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2007	2006	2007	2006
Operating Revenues	$16,951	$13,346	$44,559	$35,232
Other Utility Income, Net of Taxes	$137	$194	$374	$512
Total Utility Operating Income	$5,021	$3,513	$10,402	$7,186
Gain on Property Transactions, Net of Taxes	$20	$976	$61	$1,880
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$149	$94	$472	$397
Income From Continuing Operations	$3,899	$3,503	$7,236	$6,177
Discontinued Operations, Net of Tax	$-	$215	$-	$240
Net Income Applicable to Common Shareholders	$3,889	$3,708	$7,207	$6,388
Basic Earnings Per Average Common Share – Continuing Operations	$0.47	$0.42	$0.87	$0.75
Basic Earnings Per Average Common Share – Discontinued Operations	$-	$0.03	$-	$0.03
Basic Total Earnings Per Average Common Share	$0.47	$0.45	$0.87	$0.78
Diluted Earnings Per Average Common Share – Continuing Operations	$0.47	$0.42	$0.87	$0.75
Diluted Earnings Per Average Common Share – Discontinued Operations	$-	$0.03	$-	$0.03
Diluted Total Earnings Per Average Common Share	$0.47	$0.45	$0.87	$0.78
Basic Weighted Average Common Shares Outstanding	8,285	8,200	8,256	8,178
Diluted Weighted Average Common Shares Outstanding	8,293	8,250	8,266	8,227
Book Value Per Share	$$11.93	$11.73	$11.93	$11.73

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	September 30, 2007	September 30, 2006
ASSETS
Net Utility Plant	$271,106	$254,791
Current Assets	18,646	17,720
Other Assets	40,186	37,321
Total Assets	$329,938	$309,832
CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$99,737	$96,791
Preferred Stock	772	847
Long-Term Debt	77,342	77,349
Current Liabilities	20,950	9,510
Other Liabilities and Deferred Credits	131,137	125,335
Total Capitalization and Liabilities	$329,938	$309,832

	Equity Type	Record Date	Payable Date	Rate
Dividends declared	Common (NASDAQ: CTWS) Preferred A (not publicly traded) Preferred 90 (NASDAQ: CTWSP)	12/3/07 1/1/08 1/17/08	12/17/07 1/15/08 2/1/08	$ $ $	0.2175 0.20 0.225

	Declaration Date	Record Date	Payable Date
Proposed next common stock dividends	1/24/08	3/3/08	3/17/08

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600 FAX (860) 669-5579 Shareholder Info: 1-800-428-3985, Ext.3016 Website: www.ctwater.com Email: dmeaney@ctwater.com

Stock Transfer, Dividend Disbursing Agent and Agent to Administer Dividend Reinvestment Plan

Registrar and Transfer Company

10  Commerce Drive, Cranford, NJ   07016

1-800-368-5948

On-line information:  www.rtco.com

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